EXHIBIT 99.1

1.2M Shares of Nutriband Inc. to be Cancelled from Total Outstanding Shares Following Final Court Judgment in favor of the Company.

ORLANDO, Fla., July 26, 2022 – Nutriband Inc. (NASDAQ: NTRB) (NASDAQ: NTRBW) today announced that it has received the Final Judgment in favor of the company, effectively allowing the company to cancel 1.2M shares held by the defendants in the Court case filed in Orlando, Florida, by the Company. The shares in question equate to approximately 15% of the Company’s shares now outstanding.

The company submitted documentation to American Stock Transfer on July 25 to cancel the 1,200,000 shares as per the judgment and the cancellation is expected to be effective within one business day.

The Final Judgment permits the company to cancel 4.8M shares of Nutriband common stock which were issued in 2017 to the defendants for an acquisition which has now been rescinded. Following the Company’s reverse split in 2018 the shares in question account for 1.2M shares or approximately 15% of the total outstanding shares of the Company.

Following the cancellation of the shares pursuant to the Court’s ruling, Nutriband’s total outstanding shares will be reduced by 1.2 million shares to 6.6M total outstanding shares.

About Nutriband Inc.

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product under development is an abuse deterrent fentanyl patch incorporating our AVERSA ® technology. Aversa is an abuse deterrent transdermal technology that incorporates aversive agents to prevent the abuse, diversion, misuse and accidental exposure of drugs with abuse potential, specifically opioids.

The Company’s website is www.nutriband.com. Any material contained in or derived from the Company’s websites or any other website is not part of this press release.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including those including the Company’s ability to develop its proposed abuse deterrent fentanyl transdermal system and other proposed products, its ability to obtain patent protection for its abuse technology, its ability to obtain the necessary financing to develop products and conduct the necessary clinical testing, its ability to obtain Federal Food and Drug Administration approval to market any product it may develop in the United States and to obtain any other regulatory approval necessary to market any product in other countries, including countries in Europe, its ability to market any product it may develop, its ability to create, sustain, manage or forecast its growth; its ability to attract and retain key personnel; changes in the Company’s business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form S-1, Form 10-K for the year ended January 31, 2022 and Forms 10-Q, and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

For more information, contact:

Investor Relations

RedChip Companies

Dave Gentry

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407-491-4498